Exhibit 99.2

Eureka Acquisition Corp Announces Closing of $50 Million Initial Public Offering

Shanghai, July 3, 2024 (GLOBE NEWSWIRE) -- Eureka Acquisition Corp (the “Company”), a blank check company incorporated as a Cayman Islands exempted company today announced the closing of its previously announced initial public offering of 5,000,000 units at an offering price of $10.00 per unit, for aggregate gross proceeds to the Company of $50,000,000. Each unit consists of one Class A ordinary share and one right. Each right entitles the holder to receive one-fifth (1/5) of one Class A ordinary share upon consummation of an initial business combination. The units began trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “EURKU” on July 2, 2024. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the rights are expected to be traded on Nasdaq under the symbols “EURK” and “EURKR,” respectively.

The Company has granted the underwriters a 45-day option to purchase up to an additional 750,000 units at an offering price of $10.00 per unit to cover over-allotments, if any.

Maxim Group LLC acted as the sole book-running manager for the offering.

Robinson & Cole LLP served as the U.S. counsel and Ogier served as the Cayman Islands counsel to Eureka Acquisition Corp, and Ellenoff Grossman & Schole LLP served as the U.S. counsel to the representative of the underwriters in this offering.

A registration statement on Form S-1 (File No. 333-277780) relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 1, 2024. The offering has been made only by means of a prospectus, copies of which may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Eureka Acquisition Corp

Eureka Acquisition Corp is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”), underwriters’ exercise of over-allotment option and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Eureka Acquisition Corp, including those set forth in the Risk Factors section of Eureka Acquisition Corp’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Eureka Acquisition Corp undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Fen Zhang

Chairman and Chief Executive Officer

Email: eric.zhang@hercules.global

Tel: +86 135 0189 0555